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                                                                     Exhibit 5.1







                                                           212-859-8000
June 16, 2000                                           (FAX:  212-859-4000)

Axsys Technologies, Inc.
910 Sylvan Avenue
Suite 180
Englewood Cliffs, NJ 07632

            RE:   Registration Statement on Form S-8:
                  Axsys Technologies, Inc.
                  Amended and Restated Long-term Stock Incentive Plan


Ladies and Gentlemen:

            We are representing Axsys Technologies, Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to an aggregate of 200,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, issuable pursuant to the Company's Amended and Restated Long-Term Stock Incentive Plan (the "Plan").

            All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

            In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and

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others and assumed compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

            Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with the provisions of the Plan and the applicable option agreements thereunder, will be duly authorized, validly issued, fully paid and non-assessable.

            The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, the provisions of the Delaware Constitution applicable to corporations and the reported judicial decisions interpreting those laws.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                 By: /s/: Kenneth R. Blackman
                                     -------------------------
                                     Kenneth R. Blackman





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